Exhibit 5

                              ZARCONE & BAKER, LLP
                             4252 Bonita Road, #151
                                Bonita, CA 91902
                                Tel. 619.475.7882
                                Fax 619.789.6262


August 23, 2005

Board of Directors
Ammogem Corp.
2316A Willemar Avenue
Courtenay, BC Canada V9N 3M8

Re: Legal Opinion Pursuant to SEC Form SB-2
    Registration Statement - Ammogem Corp.

Dear Mr. Jean:

     At your request, we are rendering this opinion in connection with a proposed sale by 43 individual shareholders (the "Selling Shareholders"), of Ammogem Corp. (the "Company") of up to 142,600 shares of common stock, $$.0001 par value (the "Common Stock") and up to 300,000 shares of Common Stock to be sold by the Company. The Selling Shareholders are identified in the Registration Statement on Form SB-2.

     I have examined instruments, documents and records, which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. I have done so in light of Delaware law, including without limitation, the statutory provisions, all applicable provisions of the Delaware constitution and reported judicial decisions interpreting those laws. In such examination, I have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

     Pursuant to ss.228.601 (Item 601) of Regulation S-B, I make the following opinion on the legality of the securities being registered. Based on such examination and the applicable laws of the State of Delaware, I am of the opinion that the 300,000 shares of Common Stock to be sold by the Company are duly authorized shares of Common Stock and the 141,600 shares of Common Stock to be sold by the Selling Shareholders are duly authorized shares of Common Stock which have been legally issued, fully paid and non-assessable. I am also of the opinion that the total of 441,600 shares of Common Stock, when sold after the effectiveness of the Registration Statement, will be validly issued, fully paid and non-assessable.

                                              Regards,

                                              BATCHER ZARCONE & BAKER, LLP


                                              /s/ Karen A. Batcher, Esq.
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